Exhibit 10.1

MARKETING AGREEMENT

This Marketing Agreement (this “Agreement”), dated as of December 10, 2023 (the “Effective Date”), is by and between Marius Pharmaceuticals with its principal place of business at 2301 Sugar Bush Rd, Suite 510, Raleigh, NC 27612 (“Marius”) and Mangoceuticals, Inc. d/b/a MangoRx, with offices located at 15110 Dallas Parkway, Suite 600, Dallas, TX 75248 (the “MangoRx”).

WHEREAS, MangoRx is a Men’s Health and Wellness platform, helping connect patients with the right clinicians/therapies for their wellness and health goals; and

WHEREAS, Marius manufactures men’s health prescription products.

In consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1.  Definitions

“Action” has the meaning set forth in Section 7.1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Confidential Information” means any information that is treated as confidential by a party, including but not limited to all non-public information about its business affairs, results of operations, financial statements, research and development, products or services, Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether disclosed orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential”. Confidential Information shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party; (b) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; (c) is developed by the Receiving Party independently of, and without reference to, any Confidential Information of the Disclosing Party; or (d) is received by the Receiving Party from a third party who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information.

“Disclosing Party” means a party that discloses Confidential Information to a Receiving Party.

“Intellectual Property Rights” means all (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Losses” mean all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Marius Marks” means the following trademark owned or licensed by Marius: Kyzatrex® (testosterone undecanoate) capsules.

“Minimum Subscribers” means for purposes of the Initial Term 2,500 monthly patients for Kyzatrex-powered prescriptions. Marius shall inform MangoRx of the updated Minimum Subscribers for each Renewal Term (if any), with such updates to take into account the actual number of subscribers at the end of the then current Term.

“Permitted Purpose” means the use of the Marius Marks on MangoRx’s website and in connection with advertisements for MangoRx’s Men’s Health services, to the extent that such use is consistent with applicable Law and the terms and conditions of this Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“MangoRx Personnel” means all employees, subcontractors, and agencies if any, engaged by the MangoRx to perform its obligations under this Agreement.

“Receiving Party” means a party that receives or acquires Confidential Information directly or indirectly under this Agreement.

“Term” has the meaning set forth in Section 4.

2. License Grant

2.1 During the Term, Marius grants to MangoRx a non-exclusive, non-transferable, royalty-free license to use the Marius Marks in the United States (the “Territory”) for the sole purpose of the Permitted Purpose.

2.2 Marius and its licensors are, and shall remain, the sole and exclusive owner of all rights, title, and interest in and to the Marius Marks, including all Intellectual Property Rights therein. MangoRx shall have no right or license to use any Marius Marks except solely during the Term of the Agreement for the Permitted Purpose. Marius expressly reserves all other rights in and to the Marius Marks.

2

2.3 MangoRx may use the Marius Marks only in connection with communications and advertisements that are: (i) truthful, accurate and non-misleading; (ii) consistent with current generally accepted medical practices and American Medical Association guidelines; and (iii) if the Marius Marks related to a prescription drug product, consistent with such product’s United States Food and Drug Administration (FDA) approved indication as set forth in the product’s prescribing information.

2.4 While the MangoRx is allowed creative freedom to integrate the Marius Marks within its own branding styles, the MangoRx shall adhere to the Marius Mark Style Guide provided by Marius, which may be updated periodically at Marius’s sole discretion and promptly provided to MangoRx in writing. Furthermore, the MangoRx is required to explicitly mention that their programs for the treatment of Low Testosterone in adult males due to certain medical conditions are “Powered by Kyzatrex”. Additionally, the MangoRx must ensure that the Important Safety Information provided by Marius is prominently displayed on any landing pages and advertisements that feature the Kyzatrex name, maintaining compliance with the relevant safety guidelines and regulations.

2.5 MangoRx shall include a link to www.kyzatrex.com on its webpages that advertise or promote Kyzatrex. MangoRx shall include a link to www.rethinktestosterone.com on its webpages that discuss testosterone deficiency or low testosterone. Marius shall add a link to the MangoRx’s specified website on the Kyzatrex’s providers directory page. Both parties shall use best efforts to utilize do-follow links with agreed-upon anchor text for these links.

2.6 As consideration for the license granted herein, MangoRx shall issue to Marius one hundred thousand (100,000) shares of the MangoRx’s common stock (the “Marius Shares”). The Marius Shares shall be issued to Marius upon signing of this Agreement and shall be deemed fully earned upon signing this Agreement.

3.  MangoRx’s Obligations

3.1 The MangoRx shall:

(a) prior to use of any Marius Mark, obtain, and at all times during the Term of this Agreement maintain, all necessary licenses and consents and comply with all relevant Laws applicable to this Agreement; and

(b) maintain complete and accurate records related to MangoRx’s use of the Marius Marks. During the Term, upon Marius’ written request, MangoRx shall allow Marius or a Marius representative to inspect and make copies of such records and interview MangoRx Personnel in connection with this Agreement; provided that any such inspection shall take place during regular business hours, no more than once per calendar year, provided that Marius provides MangoRx with reasonable advance written notice, which shall be no less than 2 business days in advance, and such review and inspection shall not unreasonably interfere with MangoRx’s business operations.

3

3.2 MangoRx is solely responsible for ensuring that its use of the Marius Marks complies with applicable Law and is solely responsible for the content of any and all communications, advertisements or other written materials it creates or displays.

3.3 During the Term and for a period of twelve (12) months thereafter, MangoRx shall not create, publish or broadcast any advertisement or otherwise promote or market any other product containing testosterone undecanoate (on its website or anywhere else).

3.4 MangoRx acknowledges that certain Marius Products may be subject to a Minimum Advertised Price (MAP) policy. The MAP policy will be communicated to MangoRx in writing and may be updated by Marius from time to time in writing. MangoRx shall not advertise or otherwise promote any Marius Product at a price lower than the MAP without the prior written consent of Marius.

3.1 As requested by Marius, MangoRx will participate in Quarterly Business Reviews (QBRs) to discuss the business performance and plans for the Marius Marks. The QBRs may include, but not be limited to, discussions on key metrics such as patient feedback, effectiveness of marketing programs/plans, and any changes to market conditions or strategy. A preliminary list of topics for QBRs shall be mutually agreed upon prior to the first QBR and may be revised by mutual consent of both parties.

4. Term and Termination

4.1 Term. The term of this Agreement shall commence as of the Effective Date and unless terminated earlier in accordance with this Article 4, shall remain in effect for two (2) years (the “Initial Term”). This Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term” and collectively with the Initial Term the “Term”), if MangoRx has met the applicable Minimum Subscribers at least thirty (30) days prior to the end of the then current Term. If MangoRx has not met the applicable Minimum Subscribers at least thirty (30) days prior to the end of the current Term, Marius may at its sole discretion terminate this Agreement at the end of the then current Term.

4.2 1-Year Performance Review. Marius may terminate this Agreement upon written notice to MangoRx if MangoRx has not met at least 30% of the Minimum Subscribers within six (6) months of the product launch date on MangoRx’s website, which is anticipated to commence on or before January 31, 2024.

4.3 Termination for Convenience. Marius in its sole discretion, may terminate this Agreement at any time without cause, by providing at least sixty (60) days’ prior written notice to MangoRx.

4.4 Termination for Cause. Either party may terminate this Agreement effective immediately upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party:

(a) materially breaches this Agreement, and such breach is incapable of cure or, with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within thirty (30) business days after receipt of written notice of such breach; or

4

(b) (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within sixty (60) days or is not dismissed or vacated within sixty (60) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

4.5 Effect of Termination. Within thirty (30) days of the date this Agreement is terminated, MangoRx shall stop and cease all use of the Marius Marks and MangoRx shall remove all uses of the Marius Marks from its trade name and any advertising/promotional materials, signage, stationery, business cards, or other articles bearing the Marius Marks and destroy all remaining applicable materials bearing the Marius Marks. If Marius terminates this Agreement for convenience pursuant to Section 4.3, the restrictions on MangoRx contained in Section 3.3 shall terminate on the effective date of such termination.

5. Confidential Information

5.1 The Receiving Party agrees:

(a) not to disclose or otherwise make available Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information of the Disclosing Party to its and its Affiliates, and their officers, employees, consultants, and legal advisors who have a “need to know”, who have been apprised of this restriction, and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this Section 5;

(b) to use the Confidential Information of the Disclosing Party only for the purposes of performing its obligations under the Agreement;

(c) to promptly notify the Disclosing Party in the event it becomes aware of any loss or disclosure of any of the Confidential Information of Disclosing Party; and

(d) The Receiving Party shall protect Confidential Information by using the same degree of care as Receiving Party uses to protect its own information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure, dissemination, or publication of the Confidential Information.

5.2 If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide, to the extent allowed by applicable Law:

(a) prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and

(b) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

5

If, after providing such notice and assistance as required herein, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose.

6. Representations and Warranties

6.1 Each party represents and warrants to the other party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or charter;

(b) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

(d) when executed and delivered by such party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

6.2 MangoRx represents and warrants to Marius that:

(a) it is in compliance with, and shall perform the Agreement in compliance with, all applicable Laws;

(b) any advertisement or other communication incorporating the Marius Marks will (i) be truthful, accurate and non-misleading, (ii) be consistent with generally accepted medical practice and American Medical Association guidelines; and (iii) if discussing a pharmaceutical drug product be consistent with such drug product’s FDA approved prescribing information as set forth in such product’s prescribing information;

(c) (i) in performing this Agreement, it will not infringe any Intellectual Property Right of any third party; and, (ii) as of the date hereof, there are no pending or, to MangoRx’s knowledge, threatened claims, litigation, or other proceedings pending against MangoRx by any third party based on an alleged violation of such Intellectual Property Rights;

6

(d) as of the Effective Date and during the term of the Agreement, neither it nor any of its employees, officers, and directors or subcontractors has ever been and are not (a) excluded, disqualified, banned, debarred or suspended from, or otherwise ineligible to provide services pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq.; (b) excluded, disqualified, banned, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program, including Medicare, Medicaid, TRICARE, the U.S. Department of Defense, or the U.S. Department of Veterans Affairs pursuant to the U.S. Department of Health and Human Services Office of Inspector General’s exclusion authority under the Civil Monetary Penalties Statutes, 42 U.S.C. § 1320a-7, as implemented at 42 C.F.R. § 1001.101 et seq.; (c) excluded, disqualified, banned, debarred or suspended from, or otherwise ineligible to participate in federal procurement or non-procurement programs pursuant to the authority of the U.S. General Services Administration; or (d) (i) convicted of a crime for which a person can be debarred, (ii) threatened to be debarred, or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, in each case under Section 306(a) or (b);

(e) MangoRx does not and will not provide any payment to any healthcare MangoRx to induce or otherwise incentivize such healthcare MangoRx to prescribe, recommend or order any specific product; and

(f) Notwithstanding any other provision of this Agreement, MangoRx shall not disclose any “protected health information” as defined in the federal privacy regulations (45 CFR 160.103), about any of MangoRx’s patients/beneficiaries to Marius in connection with this Agreement.

6.3 Marius represents and warrants to MangoRx that to the best of its knowledge:

(a) Marius is aware of no other party that owns superior rights to Marius in and to the Marius Marks in the Territory;

(b) The Marius Marks are valid, subsisting and, as to registered marks, are in full force and effect;

(c) Each of the Marius Marks is registered in the name of Marius or its Affiliates, in the Territory;

(d) Neither the Marius Marks nor the use of them in accordance with this Agreement violates or infringes any trademark, service mark or other proprietary designation of a third-party, and there are no pending, or, to the knowledge of Marius, threatened claims alleging that the Marius Marks infringe the intellectual property rights of any third party; and

(e) None of the Marius Marks contains any material which Marius is not duly authorized to use in connection with such Marius Marks.

6.4. Marius represents and warrants to MangoRx the following regarding the Marius Shares:

(a)	Marius is acquiring the Securities with the intent to hold as an investment and not with a view of distribution.

7

(b)	Marius is an “accredited investor” within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Securities for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. Marius has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in the Securities, and has no need for liquidity in such investment. Marius, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Securities, and Marius, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Securities.

(c)	Marius acknowledges and agrees that it is acquiring the Securities hereunder based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

(d)	Marius has no contract, arrangement or understanding with any broker, finder, investment bank, financial intermediary or similar agent with respect to any of the transactions contemplated by this Agreement.

(e)	Marius acknowledges and agrees that the value of the Securities, at any given time, could be less than the value of the Service Fee had Marius elected to receive payments in cash, and Marius accepts the investment risk associated therewith.

(f)	Marius recognizes that the shares of the Company’s common stock to be issued hereunder (the “Securities”) have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Securities is registered under the Securities Act or unless an exemption from registration is available. Marius acknowledges that the Company is under no obligation to register or qualify the Securities under the Securities Act or under any state securities law, or to assist Marius in complying with any exemption from registration and qualification. Marius understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Securities in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

8

7. Indemnification

7.1 MangoRx shall defend, indemnify, and hold harmless Marius and Marius’ Affiliates and their officers, directors, employees, agents, successors, and permitted assigns (each, a “Marius Indemnitee”) from and against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each, an “Action”) arising out of or resulting from (i) the Permitted Purpose; or (ii) the content of any advertisement or other communication which incorporates the Marius Marks, except to the extent that such Losses relate to a breach by Marius of any of its representations and warranties hereunder.

7.2 Notwithstanding any other provision of this Agreement, the maximum aggregate liability of MangoRx to all Marius Indemnitees pursuant to this Section 7 or otherwise under this Agreement, applicable Law, or otherwise, shall not exceed (i) $1,000,000 or (ii) MangoRx’s available insurance coverage, whichever (i) or (ii) is greater (the “Indemnification Cap”), provided, however, that MangoRx’s Indemnification Cap shall not apply to indemnification obligation arising out of, relating to or resulting from MangoRx’s fraud, intentional misconduct, gross negligence or breach of representation or warranty, in which case no liability cap shall apply.

8. Limitation of Liability

8.1 IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. Insurance.

9.1 During the Term of this Agreement and if written on a claims made basis for a period of at least three (3) years thereafter, MangoRx will maintain in full force insurance coverage in amount and type of coverage appropriate to the conduct of its business and sufficient to cover its indemnification obligation under this Agreement; provided that at a minimum MangoRx shall maintain at least the following coverages: (i) Commercial General Liability Insurance in an amount of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) annual aggregate; and (ii) Professional Liability /Errors Omissions coverage, which shall be not less than one million ($1,000,000) per claim and three million dollars ($3,000,000) aggregate.

10. Miscellaneous

10.1 The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

9

10.2 Neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or otherwise use the other party’s trademarks, service marks, trade names, logos, symbols, or brand names, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, provided that MangoRx shall be authorized to disclose the entry into this Agreement, to file a copy of this Agreement, and disclose the material terms hereof, in its filings with the Securities and Exchange Commission.

10.3 All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); or (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested). Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3).

If to MangoRx:	Address:	15110 Dallas Parkway, Suite 600
Dallas, TX 75248
	Email:	jacob@mangorx.com
	Attention:	Jacob Cohen
	Title:	CEO

If to Marius:	Address:	2301 Sugar Bush Rd, Suite 510
Raleigh, NC 27612
	Email:	shalin@mariuspharma.com
	Attention:	Shalin Shah
	Title:	CEO

10.4 This Agreement, together with all Exhibits and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Exhibit, the terms of this Agreement shall control.

10.5 Neither party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other part; provided, that, upon prior written notice to the other party, either party may assign the Agreement to an Affiliate of such party or to a successor of all or substantially all of the assets of such party through merger, reorganization, consolidation, or acquisition. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.6 This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

10

10.7 The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.8 This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.9 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.10 This Agreement shall be governed by and construed in accordance with the internal laws of the state of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of North Carolina or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of North Carolina.

10.11 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

10.12 From time to time after the Effective Date, at the request of either party hereto and at the expense of the party so requesting, each party shall execute and deliver to the requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

SIGNATURE PAGE ON FOLLOWING PAGE

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written to be effective as of the Effective Date.

Mangoceuticals, Inc.

By:	/s/ Jacob Cohen
Name:	Jacob Cohen
Title:	CEO

Marius Pharmaceuticals

By:	/s/ Shalin Shah
Name:	Shalin Shah
Title:	CEO

12